EXHIBIT 99.1

Press Release

MRU Holdings, Inc. Announces Pricing of $200 Million Securitization of Private Student Loan Portfolio

NEW YORK, NY June 26, 2007 (PRNewswire) -- MRU Holdings Inc. (NASDAQ: UNCL), a specialty finance company that provides federal and private student loans through its consumer brand MyRichUncle™, today announced the pricing of a securitization involving the purchase of direct-to-consumer private student loans by MRU Student Loan Trust 2007-A (the Trust) and the related issuance of student loan asset-backed notes by the Trust to qualified institutional buyers.

The Trust expects to issue approximately $200 million in principal amount of asset-backed securities on or about June 28, 2007. The Trust proceeds raised will be used to fund the purchase of private student loans from the Company’s existing loan portfolio in the quarter ended June 30, 2007, and to make additional purchases of loans subsequent to closing, as necessary. The Company expects to announce residual revenue related to this transaction shortly after closing.

This press release does not constitute an offer or the solicitation of an offer for the purchase or sale of any securities. The securities have not been, nor will they be, registered with the Securities and Exchange Commission under the Securities Act of 1933. Unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The asset-backed securities will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act pursuant to a private placement memorandum and will not be made available to the general public.

About MRU Holdings, Inc.
MRU Holdings, Inc. (NASDAQ: UNCL) is a publicly traded specialty finance company that provides students with funds for higher education using a blend of current market credit practices as well as its own proprietary analytic models and decision tools. The Company has a renowned brand name "MyRichUncle™" and highly scalable origination infrastructure. The Company utilizes these assets to provide private and federal loans to students. MRU distinguishes itself from the competition as it does not take a "one-size fits all" approach to designing student loan products, allowing itself and its marketing partners to create a student loan offering that directly addresses their specific customer needs. Additional information concerning MRU Holdings is available at http://www.MRUHoldings.com.

About MyRichUncle
From its inception in 2000, MyRichUncle has been at the forefront of innovation for education finance, most recently focusing on the growth market of student loans.  Since May of 2005, MyRichUncle has originated more than $175 million private and federal student loans using its breakthrough underwriting platforms and innovative technology to deliver competitively priced products and services to borrowers.  In May 2006, the Company launched Preprime™, the first and only student loan that allows students to qualify for loans based on individual merit, rather than credit history alone.  In June 2006, MyRichUncle launched its Federal student loans with upfront interest rate reductions at repayment.  Dedicated to reshaping the student loan industry to function in the best interests of the students, founders Vishal Garg and Raza Khan and their team are committed to delivering the most innovative solutions for their customers. The Company and its founders have been recognized by Fast Company’s Fast 50 (2006) and listed among BusinessWeek.com’s Tech’s Best Young Entrepreneurs (2006).  For more information, visit http://www.myrichuncle.com.

Safe Harbor Statement
The information provided herein regarding the planned purchase of private student loan by the MRU Student Loan Trust 2007-A (the Trust) and the related issuance of student loan asset-backed notes, including statements regarding the size, timing, and structure of the planned transaction, as well as any other statements that are not purely historical, may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements involve known and unknown risks and uncertainties that, if realized, could cause the terms of the actual transaction, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such factors include investor response to the offering of the asset-backed securities, including the structure of the offering, conditions in the financial markets, variance between the estimated and actual amount of private student loans available for purchase, satisfaction of closing conditions related to the purchase of private student loans and issuance of student loan asset-backed securities by the MRU Student Loan Trust 2007-A. The Company cautions that certain important factors may have affected and could in the future affect the Company's beliefs and expectations, and could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These forward-looking statements are based on our plans, estimates and expectations as of June 26, 2007 and the Company does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements as a result of developments occurring after the date of this press release.

Investor Inquiries:	Media Inquiries:
Denise Gillen	Karin Pellmann
Vice President of Investor Relations	Vice President of Public Relations
212-836-4165	212-444-7541
dgillen@mruholdings.com	kpellman@mruholdings.com